                                                  Exhibit 3(b)

                               CERTIFICATE OF AMENDMENT

                       TO AMENDED ARTICLES OF INCORPORATION OF

                                  OHIO POWER COMPANY

                             BY THE BOARD OF STOCKHOLDERS


               The undersigned Vice President and Assistant Secretary of

          Ohio Power Company, an Ohio corporation (the "Company"), with its principal office located at Canton, Ohio, do hereby certify that a meeting of shareholders of the Company entitled to vote on an amendment to the Amended Articles of Incorporation of the Company

          (the "Stockholders") was duly called for the purpose of adopting this amendment and held on the third day of May, 1994, at which meeting a quorum of the Stockholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise more than two-thirds of the voting power of the Company the following resolution to amend the

          Amended Articles of Incorporation was adopted under authority of subdivision (A) of Section 1701.71 of the Ohio Revised Code:

                    RESOLVED, that the Amended Articles of Incorporation of
               Ohio Power Company, dated and filed in the office of the Secretary of State of the State of Ohio on March 7, 1977, subsequently as amended, be further amended by deleting the first sentence of present Article FOURTH and substituting in lieu thereof the following sentence:

                         The maximum number of shares of stock which the Corporation is authorized to have outstanding is forty-seven million seven hundred sixty-two thousand four hundred three (47,762,403) shares, divided into four classes as follows: (a) one million seven hundred twelve thousand four hundred three (1,712,403) shares are Cumulative Preferred Stock of the par value of One Hundred Dollars ($100) each (hereinafter sometimes referred to as "Cumulative Preferred Stock ($100 voting)"); (b) two million fifty thousand (2,050,000) shares are Cumulative Preferred Stock, $100 Non-Voting of the par value of One Hundred Dollars ($100) each (hereinafter sometimes referred to as "Cumulative Preferred Stock ($100 non-voting)"); (c) four million (4,000,000) shares are Cumulative Pre-ferred Stock, $25 Non-Voting of the par value of Twenty-five Dollars ($25) each (hereinafter sometimes referred to as "Cumulative Preferred Stock ($25 non-voting)"); and (d) forty million (40,000,000) shares are Common Stock without par value.

               IN WITNESS WHEREOF, the undersigned Vice President and

          Assistant Secretary of Ohio Power Company, acting for and on behalf of said corporation, have hereunto subscribed their names this 3rd day of May, 1994.

                                             OHIO POWER COMPANY



                                             By:__/s/ G. P. Maloney______
                                                      Vice President


                                             By:__/s/ Jeffrey D. Cross___
                                                   Assistant Secretary
